Laura P. Hamilton
                               Vice President, Investor Relations
                                                   (203) 965-5114



                CUC INTERNATIONAL INC. ANNOUNCES
                    THREE-FOR-TWO STOCK SPLIT


     Stamford, CT -- September 26, 1996 -- CUC International Inc.

(NYSE:  CU)  announced  today that its  Board  of  Directors  has declared  a three-for-two stock split, in the nature of  a  stock dividend, payable to stockholders of record on October  7,  1996.

The distribution of this stock dividend is expected to be made on approximately October 21, 1996.

      Walter  A. Forbes, chairman and chief executive officer  of

CUC  International,  commented, "The  stock  split  reflects  the continued  strong growth of the company.  This is  CUC's  seventh stock split in the past eleven years.  We are extremely proud  of our track record of providing high returns to our shareholders."

      "We  believe  that  CUC will continue to  experience  solid growth,"  Mr.  Forbes continued.  "CUC has grown  from  providing consumer  services to 100,000 members in 1983, the year  we  went

public,  to servicing more than 62.5 million members  today.   We

remain  excited about the company's international, domestic,  and interactive growth opportunities."

     CUC  International  Inc. (NYSE:CU) is a leading  technology-

driven, membership services company that provides more than  62.5 million consumers with access to a variety of services, including home shopping, travel, insurance, auto, dining, home improvement,

lifestyle  clubs,  checking  account  enhancements  and  discount coupon programs.

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